Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 01, 2022, with respect to the consolidated financial statements of Genpact Limited and subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Assurance and Consulting Services LLP

Mumbai, Maharashtra, India

May 20, 2022